Exhibit 99.1

NEWS RELEASE

Investors:	Media:
Jason Korstange	Mark Goldman
(952) 745-2755	(952) 475-7050
news@tcfbank.com

FOR IMMEDIATE RELEASE

TCF FINANCIAL CORPORATION  200 Lake Street East, Wayzata, MN 55391-1693

TCF’S BOARD OF DIRECTORS ELECTS ROGER J. SIT
TO BOARD MEMBERSHIP

WAYZATA, Minn. – Jan. 26, 2015 – The Board of Directors of TCF Financial Corporation (“TCF”) (NYSE:TCB) today announced the election of Roger J. Sit to the TCF Board of Directors, effective January 22, 2015.

Mr. Sit is chief executive officer and global chief investment officer of Sit Investment Associates, a privately owned institutional investment management firm. He joined Sit Investment Associates in 1998 and has served as its chief executive since 2008. Prior to joining the firm, Mr. Sit was a vice president and senior equity research analyst at Goldman Sachs & Co. in New York for seven years. He also served in the U.S. Air Force, reaching the rank of Captain and serving six years on active duty.  He currently serves on the boards of Convergent Capital, the Minneapolis Institute of Arts, the University of Minnesota Outreach, Research and Education Development LLC, and the McKnight Foundation. Mr. Sit is also a director of Sit Investment Associates.

“It is a pleasure to welcome Roger Sit to TCF’s Board of Directors,” said William A. Cooper, chairman and chief executive officer. “His extensive experience in financial services and insights into the financial markets will be particularly helpful to TCF as we continue to broaden our portfolio of products and services available to both retail and commercial customers. The Board and our executive management team will benefit from Roger’s diverse background and perspective.”

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About TCF Bank

TCF Financial Corporation is a Wayzata, Minnesota-based national bank holding company. As of September 30, 2014, TCF had $19.0 billion in total assets and 382 branches in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing, equipment finance, and auto finance business in all 50 states and commercial inventory finance business in the U.S. and Canada. For more information about TCF, please visit http://ir.tcfbank.com.

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